Exhibit 2

Resetting Westpac’s wealthstrategy 19 March 2019 Westpac Banking Corporation | ABN 33 007 457 141

Recap: 2019 priorities

Overview | 2

1 Deal with outstanding issues

- 'Get it right, put it right' initiative
- Customer remediation programs
- Royal Commission response
- Advice model

2 Momentum in customer franchise

- Roll out of Customer Service Hub
- Accelerate growth in Panorama
- Continue migration to digital sales and service

3 Structural cost reduction

- Lift productivity to ~$400m
- Targeting 1% cost reduction on FY18[1]

1 FY18 cost base includes Hastings costs of $158m and remediation/litigation costs of $112m. For FY19, the 1% reduction we are seeking to achieve excludes any potential remediation related costs/litigation and the impact of new accounting standards. Also excludes one-off costs associated with the changes announced today.

Resetting Westpac's Wealth Strategy - March 2019

Resetting our wealth strategy Overview 3 • Committed to supporting customers’ insurance, investment and superannuation needs • Exiting personal advice by salaried and aligned planners by Sept 2019 • Extending our advice referral model over time, including Viridian • Retaining brand, however BT Financial Group (BTFG) no longer a standalone division   Insurance to be integrated into expanded Consumer division Private Wealth, Platforms, and Super to be integrated into expanded Business division • Reorganising executive responsibilities Expected to be EPS accretive1 in 2020: removing loss making business, including $280m pa in cost reduction 1 EPS excludes any remediation costs • Resetting Westpac's Wealth Strategy - March 2019

Financial advice market shifting to independent advisers Advice 4 and aligned declined. We expect this trend Mar-15 Mar-16 Mar-17 Mar-18 Mar-19 BTFG financial advisers (salaried & aligned) (#) Salaried Aligned 1192 1134 1011 BT adviser numbers have reduced significantly over the last four years Sep-15 Sep-16 Sep-17 Sep-18 1 Source: ASIC Adviser Register. 2 At 14 March 2019. Resetting Westpac's Wealth Strategy - March 2019 624 593 521 803 414 568 541 490 389 Total Australian financial advisers1 (%) Bank / AMP salaried The percentage of Australian planners under licence to major IFABanks/AMP has steadily to continue 2 39 37 33 30 23 77 70 67 63 61

Professionalisation of the Advice industry Advice 5 Pilot commenced February 2018 Transitioning to a full referral model Refined referral model Evolve and expand model External referral trial with Viridian Advisory in Victoria Enhancements made to the model based on client experience • Westpac not accepting new advice customers; continue supporting existing customers until expected completion date of 30 June 2019 Offers for ~175 people to transfer to Viridian Advisory (90 planners) as part of our exit from advice Cease to offer face-to-face personal advice on all licenses by 30 September 2019 • Continue to explore digital advice Further expand personal advice referral panel Feedback from both clients and bankers has been very positive • After commencing in Melbourne, pilot extended to SA, WA and ACT • • Resetting Westpac's Wealth Strategy - March 2019

supporting advisers & investors Platforms 6 3 1 2 0 1 Does not include self managed FUA on platform. 2 Source Strategic Insights, All Retail, September 2018 Resetting Westpac's Wealth Strategy - March 2019 Platform annual rolling net flow2 ($bn) 6 5 4 3 1 HUB24 Netwealth BT Panorama FUA on Panorama ($bn) Sep-17Mar-18Sep-18Feb-19 16.0 12.4 9.4 6.7 FUA on Panorama by adviser type1 ($bn) 7 6Independent 5Aligned 4Salaried 2 0 Sep-17Mar-18Sep-18Jan-19Feb-19 Advisers using Panorama (#) Need atUap 22% Sep-17Mar-18Sep-18Jan-19 2,160 1,775 1,584 1,355

Superannuation – Providing choice Super 7 Provided through platform administration services to Advisers Compelling proposition for SMEs and Corporates ~ 10.5k advisers ~ 380k members ~ 17k employers ~ 462k members ~ $87bn FUA ~ $23bn FUA Moving to digital distribution ~ 484k members ~ $15bn FUA Resetting Westpac's Wealth Strategy - March 2019 MEMBER ESTABLISHED (DIRECT) SUPER EMPLOYER ESTABLISHED SUPER ADVISER ESTABLISHED SUPER (incl. SMSF)

Private Wealth - intensely customer focused Private Wealth 8 55 70 50 10 30 10 Investment FUA (different scale) 25 8 .6 4 .5 .8 2 0 0 1 Professional Wealth Management, Published by the Financial Times. Resetting Westpac's Wealth Strategy - March 2019 Private wealth loans, deposits & FUA ($bn) Lending 9 7 20 6 15 5 10 3 5 .3.81 Sep-14Sep-15Sep-16Sep-17Sep-18 Deposits 27 25 22 19 18 18 18 17 15 14 4 3 2 1 1 Highlights •Best private bank in Australia 4 years in a row1; 49 awards won since 2012 •Largest contributor to BTFG’s earnings •Strong growth profile and fully funded balance sheet Clients (#’ 000) and Brand NPS (%) ClientsBrand NPS64 60 40 30 20 - (10) (20) Sep-14Sep-15Sep-16Sep-17Sep-18 454648 31 30 30 28 27 Brands

Insurance: there when customers need us most Insurance 9 Home & Contents Gross Written Premium ($m) • Steady growth in Home & Contents Rapid responder to major disasters 2014 2015 2016 2017 2018 General insurance annual digital sales (#) • Allianz partnership has expanded product and capability Improving digital sales 9,093 8,795 • Westpac Life insurance inforce premiums ($m) • Largest Australian-owned Life insurer in Australia (8% share) Supporting customers at major life moments Expanding distribution to third party approved product lists Retail Direct Corporate super IFA CCI Other 973 1,277 1,068 • • 892 792 2014 2015 2016 2017 2018 Resetting Westpac's Wealth Strategy - March 2019 Life Insurance General Insurance 359 389 294 229 167 19,750 12,61115,368 20142015201620172018 474 438 454 463 409

New structure and executive changes Structure 10 Resetting Westpac's Wealth Strategy - March 2019 Brian Hartzer CEO Westpac Group David Lindberg Chief Executive Consumer Lyn Cobley Chief Executive Westpac Institutional Bank Gary Thursby Chief Operating Officer Peter King Chief Financial Officer Christine Parker Group Executive Human Resources Carolyn McCann Group Executive Customer & Corporate Relations Alastair Welsh Acting Chief Executive Business David McLean Chief Executive New Zealand Craig Bright Chief Information Officer Rebecca Lim Group Executive Legal & Secretariat David Stephen Chief Risk Officer Change in role/position

Financials | 11

Financials: Changes expected to be EPS accretive[1] in 2020

Ongoing impacts (from exit of advice and reducing operating divisions)

Advice cash earnings ($m)


7
-10
-38
-53
-137
Cash earnings
Remediation
FY16
FY17
FY18

Components of cash earnings[2] ($m)

Non-interest income	185
Operating expenses	(260)
Core earnings	(75)
Tax and other	22
Cash earnings	**(53)**

FY19 income is likely to fall to ~ 25% of FY18 due to decline in advisers and the exit of the business. No income expected FY20

Operating expenses expected to fall in FY19 with most costs to be eliminated in FY20

Additional savings from divisional restructure ~$20m pa. (pre tax) from FY20

One-off impacts (from the agreement)

Exit/ restructure costs	Approximately $250m - $300m. The majority is expected in 1H19 (approximately $200m) with the remainder split between 2H19 and FY20. Actual costs will depend on the number of Advisors transitioning. All costs will be in cash earnings
Proceeds of sale	The proceeds of sale will depend on the size of the business that transitions to Viridian. Proceeds will be included in cash earnings and will be spread across FY19 and FY20. Proceeds will be disclosed at relevant reporting date

1 Excludes remediation costs. 2 Advice cash earnings in FY18 before remediation costs.

Resetting Westpac's Wealth Strategy - March 2019

Summary Summary 12 • Committed to helping customers through their financial lives • Supporting 2019 strategic priorities 1. 2. 3. Deal with outstanding issues Momentum in customer franchise Structural cost reduction • Exiting advice and expanding referral model • Realigning wealth and insurance activities to where they generate the greatest customer (and shareholder) value can • Unlocking value by simplifying the Group’s divisions and exiting a loss making business Resetting Westpac's Wealth Strategy - March 2019